UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Kavilco Incorporated

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Kavilco’s Annual Shareholder

Meeting is in Person and on

ZOOM

SAVE THE DATE

SATURDAY NOVEMBER 12, 2022

1:00 pm ALASKA TIME

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October 14, 2022

Re: ANNUAL MEETING

Dear Shareholder,

You are invited to attend Kavilco’s 49th Annual Meeting and Dinner to be held on November 12, 2022, at The Landing in Ketchikan, Alaska. Details about the meeting are described in the enclosed Notice of Annual Meeting and Proxy Statement; and the doors open for dinner for shareholders, their family, and guests at 5:30 pm.

We strongly encourage you to attend the Annual Meeting. Attendance at our shareholder meetings helps to maintain good communication and understanding. Chief Financial Officer Scott Burns and I will be there to report on current operations and future plans. We will also provide time for your questions and comments.

The enclosed ballot for the annual election and prizes must be received on or before November 11, 2022.

Voting is your most important right and responsibility as a shareholder. You must vote by mail with the enclosed ballot as soon as possible. If we do not get over 50% of the vote back, we will have to redo the vote, and this will be done at a cost to all shareholders.

We believe that Kavilco’s board and management have avoided the pitfalls of other Southeast Native corporations and major economic events over the past four decades because of independent thinking and research. We have established a tradition of integrity, insight and vision. Your board has made decisions that we believe are conservative and protective of your financial portfolio in keeping with our mission statement, “To honor the vision and unselfish actions of our Kasaan Haida ancestors and elders, the goals of Kavilco Incorporated are to provide dividends and to preserve the assets for all generations to come.”

The Board of Directors recommends your strong support for the board-approved management proxy. By voting with the enclosed BALLOT and returning it in the prepaid envelope provided, you will help to assure our continued success.

Sincerely,

Louis L. Jones, Sr. President

Encl.

LLJ/cmd

Mission Statement

“To honor the vision and unselfish actions of our Kasaan Haida ancestors and elders, the goals of Kavilco Incorporated are to provide dividends and to preserve the assets for all generations.”

Kavilco is working for our Shareholders and working to preserve our Haida heritage.

The shareholders voted to make land and dividends the top priority of the Corporation. Kavilco Incorporated is becoming a leading Native Corporation in Alaska and in the country. We are on the right track with the financial management, and we are doing this while focusing on our heritage.

This approach started when Kavilco selected land that included the Totem House and Old Kasaan property to preserve our important Haida heritage. Kavilco collaborated with the Kasaan Haida Heritage Foundation and the Organized Village of Kasaan to restore the most cherished symbol of Kasaan history: Chief Son-I-Hat’s Whale House/Náay I´waans and the Totems Historic District Park. By forming the Kasaan Haida Heritage Foundation we can apply for grants enabling us to record Haida history and the history of Kasaan and maintain the Totems Historic District.

Some of the other Kavilco projects that directly benefit the community of Kasaan range from the powerhouse lease; the bulk fuel lease; the water easement & amendments lease; the road system to the shareholder’s subdivision and the tie to the Prince of Wales road system; lots conveyed to shareholders in 1987; the easement to the State for a boat harbor; space for a helicopter landing site for medical emergencies; lease to AP&T for a cell tower; 15 year lease to the Organized Village of Kasaan for office space in the Red Bunkhouse, the lease includes full renovation by OVK and $1 per year; solid waste site (garbage dump) and the building and operation of the sawmill for local employment.

Kavilco is working for the shareholders to preserve our community and our Haida heritage while making land and dividends the top priority of the Corporation.

The Board of Directors are privileged to be working hard on behalf of the Shareholders.

Board Members for Re-Election on the Management Ballot

Laird A. Jones, Secretary

Laird retired from CCTHITA where he had worked nearly 15 years. His last position was as the Manager of the Vocational Training & Resource Center. Prior employment included 20 years with the State of Alaska in fisheries and economic development, two internships with Sealaska Corporation, and one internship with United States Forest Service. He earned his MBA from the University of Washington and his undergraduate degree in Biological Sciences from the University of Alaska Fairbanks.

Born and raised in Ketchikan, Laird’s first employment was commercial fishing with his Uncle Henry Jones and his father starting at age 13. He has subsistence fished, gathered, and harvested traditional foods all his life. He carries his late Uncle Henry’s Haida name, K’ayáang and his late maternal Uncle Wilfred Baines’ Tlingit name, Chí’cut. He is the son of the late Mary and Willard Jones. Laird has been married to the love of his life, Francine for 40 years. They have one son, Justin, who is married to Emily.

Laird stated, “I remain committed to growing the company’s portfolio to increase our dividends. I am also committed to the continued partnership with the Organized Village of Kasaan (OVK) to foster the Kasaan Haida Heritage Foundation (KHHF) cultural programs.

Melanie Young, Director

Melanie Young was born and raised in Ketchikan Alaska, she moved to the state of Washington in July 2015. She is an administrative assistant for Fast Signs.

Melanie was fortunate enough to spend summers in Kasaan as a child. She was very close to her uncle Robert Young and Aunt Rose Young. They instilled a sense of pride in her being a Kasaan Haida, they were very important to her. They encouraged her interest in Kavilco from a very young age, making sure she and her sister Marie Miller attended Kavilco's annual shareholder meeting and dinners.

Melanie has very fond memories of dinners at Charlie's restaurant. Remembering her aunt Rose getting everyone to sing, is one of her favorite memories. Melanie enjoyed seeing fellow shareholders each year. Melanie has 2 children Sara and Sydney they both have attended the annual meetings and dinners. They both have also been to Kasasn and realize how important their culture is and want to help preserve it for generations to come

Eleanor Hadden, Director

It has been an honor for me to serve as a Kavilco Board Member and Kasaan Haida Heritage Foundation Treasurer for almost 9 years.

Eleanor retired from the Alaska Native Heritage Center as the curator. Eleanor is a volunteer community member of the Alaska Area Institutional Review Board for almost 14 years. This board reviews and approves medical research where Alaska Natives are potential subjects of various research projects. She earned her BA and master’s degree in cultural anthropology from the University of Alaska Anchorage. Eleanor gave testimony in 2019 at the United Nations (Geneva, Switzerland) regarding the missing indigenous children that had attended boarding schools.

Born in Mt. Edgecumbe, and raised in Southeast Alaska, Eleanor Ttraveled with her Air Force husband for 24 years. Each summer returning to Ketchikan to harvest traditional foods and stay connected to with her extended family. Eleanor’s Haida name is Gaaniidaa, given to her by her paternal aunt, and her Tlingit name is Aankeenaa, given to her from her maternal grandmother. Eleanor is the daughter of the late parents, Mary and Willard Jones. Eleanor and her husband, Ron, have been married for 50 years. and have two children and 4 grandchildren. Eleanor said, “I want to continue evaluating our portfolio investments so Kavilco pays dividends to shareholders without sacrificing the principal of our portfolio and continue working on KHHF cultural programs to ensure that all our grandchildren will be proud to be Haida from Kasaan.”

NOTICE OF 49th ANNUAL ELECTION

DATE BALLOTS DUE: November 12, 2022

REGISTRATION: 11:00 a.m. to 12:00 Noon

MEETING BEGINS: 1:00 p.m.

PLACE: The Landing

3434 Tongass, Ketchikan, Alaska

ITEMS OF BUSINESS: (1) To elect three Class III Directors with a term expiring in 2025. Nominees are Laird A. Jones, Melanie Young, and Eleanor Hadden

(2)	To ratify the Company’s selection of independent certified public accountants.

RECORD DATE: You are entitled to vote if you were a shareholder with class “A” shares at the close of business on October 14, 2022.

VOTING BY PROXY: Promptly complete, sign and return the enclosed BALLOT in the postage paid envelope provided regardless of whether you plan to attend the annual meeting. You may still vote in person at the meeting even though you have previously signed and mailed a proxy.

THIS PROXY STATEMENT AND BALLOT ARE BEING DISTRIBUTED ON OR ABOUT OCTOBER 14, 2022.

By order of the Board of Directors,

Laird A. Jones,

Secretary

Questions And Answers About The Annual Meeting And Ballot

1.        WHY AM I RECEIVING THESE MATERIALS?

You are receiving these materials because you are a voting shareholder. The Board of Directors of Kavilco Incorporated is soliciting the return of your ballot. Shareholders are encouraged to complete and mail the enclosed BALLOT, to help ensure a quorum.

2.	IF I COMPLETE AND MAIL THE BALLOT THEN DECIDE TO ATTEND THE MEETING, CAN I CHANGE MY VOTE AT THE MEETING?

Yes; you can change your vote at the meeting by registering with the independent inspectors of election during the registration period specified in the Notice of Annual Meeting. They will provide you with a ballot to vote. Only your final ballot counts.

Shareholders are encouraged to attend the meeting and place their own vote(s). Shareholders are also encouraged to complete and mail the BALLOT, regardless of whether or not they plan to attend the meeting, to help ensure a quorum.

3.       WHO IS ENTITLED TO VOTE?

Only shareholders of record holding Class “A” shares at the close of business on the record date noted on the Notice of Annual Election are entitled to vote.

4.       WHAT IS THE QUORUM REQUIREMENT OF THE ELECTION?

The bylaws of the Corporation state that at least a majority of the total number of shares of Class “A” stock must mail in their ballot to establish a quorum for the election of officers. The quorum requirement for holding the election is a majority of 50% plus one (1) vote of the shares of Class “A” stock.

5.	WHY IS DISCRETIONARY VOTING AN OPTION ON THE BALLOT?

Discretionary voting provides you with the option to give voting authority to the management appointed proxy holders indicated on the ballot. These proxy holders will vote on your behalf for any such matter where discretionary voting is requested or where no choice is indicated for the proposal, and in any other matters that may lawfully come before the meeting.

6.	WHAT IS THE VOTE REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

In proposal 1, “Election of Directors,” the nominees receiving the three highest vote totals will be elected.

In proposal 2, Ratification of the Independent Certified Public Accountants will be approved if it receives more affirmative votes than negative votes.

7.	WHAT DOES "ABSTAIN" MEAN ON THE BALLOT?

Abstentions will have no effect on the outcome of either proposal but will allow your shares to be counted toward a quorum.

8.       WHO WILL COUNT THE VOTE?

An independent Inspector of Elections is enlisted to tabulate the votes. Teuscher Walpole, LLC has been enlisted to tabulate the votes this year.

9.	WHO WILL BEAR THE COST OF SOLICITING VOTES AND SECURITIES AND EXCHANGE COMMISSION COMPLIANCE FOR THE MEETING?

Kavilco Incorporated will pay the entire cost of preparing, assembling, printing, mailing, and distributing the proxy materials of board approved management ballots and proxy statements as well as submitting them to the Securities and Exchange Commission for review.

10.	MAY I PROPOSE ACTIONS FOR CONSIDERATION AT THE NEXT ANNUAL MEETING?

For a shareholder to make a proposal at the next Annual Meeting, the written proposal must be received by the Secretary no sooner than June 8, 2023, and no later than July 8, 2023. These proposals must be in writing and sent to: Kavilco Incorporated, 1000 Second Avenue, Suite 3320, Seattle, Washington 98104-4078. These proposals will need to comply with Kavilco bylaws and the Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials.

11.	MAY I NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS AT THE NEXT ANNUAL MEETING?

For a shareholder to nominate one or more persons for election as director(s) at the next Annual Meeting, the nomination(s) must be received by the Secretary no sooner than June 8, 2023, and no later than July 8, 2023. The nomination(s) must be in writing and sent to: Kavilco Incorporated, 1000 Second Avenue, Suite 3320, Seattle, Washington 98104-4078. The nomination(s) and each nominee will need to comply with Kavilco bylaws and the Securities and Exchange Commission regulations regarding proxy solicitations and does not grant any shareholder a right to have any nominee included in the Company’s proxy statement. Independent nominees must submit separate proxies.

12.	WHAT MATTERS WOULD NOT BE CONSIDERED FOR VOTING AT THE MEETING?

Some items that would not be considered are but are not limited to: (a) Motions from the floor on substantive matters that could have been included in the Notice of Meeting and Proxy Statement. (b) Matters that have already been voted on. (c) Matters that are within the discretion of the Chairman of the Board of Directors, and not proper for a shareholder vote. (d) Matters that have been ruled out of order.

13.	DOES KAVILCO PROVIDE SPACE FOR WRITE-IN VOTING?

No. Write in voting is not allowed by the Securities Exchange Commission.

14.	HOW MANY VOTING SHARES DOES KAVILCO CURRENTLY HAVE?

Kavilco currently has 10,111 shares outstanding of Class A voting shares. As of the record date on the Notice of Annual Meeting, Kavilco knows of no person to be the beneficial owner of more than 5% of the outstanding shares of the Company.

15.	HOW DO I GET AN ADDITIONAL COPY OF THE AUDITED FINANCIAL STATEMENTS?

The audited financial statements were mailed to you on February 25, 2022. Additional audited financial statements can be provided to you at no cost. Contact the Corporate Secretary for Kavilco Incorporated at 1-800-786-9574 and a copy of the audited financial statements will be sent to you within three business days of your request.

16.	WHAT SHOULD I DO IF I RECEIVE OTHER BALLOTS & PROXY STATEMENTS?

The Board is not responsible for the accuracy or legality of any other ballot or proxy statement except the Kavilco management-approved ballot. To ensure Class A shareholders have Kavilco’s latest proxy statement and ballot to vote, the company may conduct multiple mailings prior to the annual meeting. To vote as your Board of Director’s recommend, USE THE ENCLOSED BALLOT. Only the latest dated ballot you vote will be counted. Photocopied, faxed, or electronically transmitted copies of ballots will not be counted.

PROPOSALS TO BE VOTED ON

Proposal 1 Election of Directors

Kavilco’s bylaws provide that the corporation shall be managed by a Board of Directors composed of nine (9) members elected in three (3) classes, each consisting of three (3) members. The election of directors is staggered so that only three (3) directors are elected each year. The Board of Directors recommends the election of the three (3) nominees listed below, all of whom are presently Board members, to serve a three (3) year term and until their successors are elected and qualified:

Laird A. Jones

Melanie Young

Eleanor Hadden

Unless otherwise instructed, the ballot holders will vote proxies received on the ballot for these nominees. The ballot holders may utilize cumulative voting with respect to the nominees and may allocate their votes among each nominee in their sole discretion. Each nominee has advised the Company that he or she will serve as a director if elected. In the event any nominee should not be available for election, the discretionary authority provided in the proxy will be exercised to vote for such other person(s) as may be designated by the present Board of Directors.

Board Structure and Compensation

The Board officers as defined by the corporate by-laws are President/Chairman, Vice President, Secretary, and Treasurer. However, Kavilco does not currently have a Treasurer, and instead employs a Chief Financial Officer. The Board of Directors recommends that each shareholder vote FOR the election of the incumbents: Laird A. Jones, Melanie Young, and Eleanor Hadden.

Information as to Nominees and Continuing Directors

On the Record Date, there were 10,111 shares of Class “A” Stock of the Company outstanding. The following table shows the beneficial ownership of the officers and directors of the Company of Class “A” stock as of the record date on the Notice of Annual Meeting:

Independent Directors & Officers
Name/Age/Address	Positions & Offices with the Company	Class	Director Since	Term Expires	Principal Occupation/ Employment During Past Five Years	Amount of Beneficial Ownership/% of Class “A” Stock	Other Directorships Held by Director or Nominee for Director in the past 5 years
Jeane Breinig, PhD, 67	Director	I	1993	2023	Associate Vice Chancellor, and Associate Dean, University of Alaska	130 1.24%	Kasaan Haida Heritage Foundation, Secretary, Alaska Humanities Forum, Sealaska Heritage Institute, University of Alaska Press, RurAL Cap, Executive Committee
Kenneth Gordon, 62	Director	II	1994	2024	Realtor, Exit Real Estate Professionals	127 1.21%	None
Eleanor Hadden, MA, 70	Nominee Director	III	2014	2022	Curator, AK Native Heritage Center	116 0.97%	AK Area Institute Review Board, Co-Chair; Kasaan Haida Heritage Foundation, Treasurer
Ramona Hamar, 79	Director	I	1973	2023	Administrative Support, South Central Foundation Dental	150 1.43%	None
Laird A. Jones, MBA, 67	Nominee Secretary	III	1994	2022	Manager, Vocational Training & Resource Center, CCTHITA	100 0.96%	Kasaan Haida Heritage Foundation, President; National Johnson O’Malley Assoc. Board Secretary, Sealaska Shareholder Participation Committee, Southeast Region Chair
Louis L. Jones, Sr., 84	President	II	1979	2024	Retired Chief Engineer, Alaska Marine Hwy.	10 0.10%	None
Marie K. Miller, 57	Vice-President	I	2003	2023	Human Resources Manager, City of Ketchikan	100 0.96%	None
Frederick O. Olsen, Jr., 61	Director	II	2012	2024	Tourism Director, Organized Village of Kasaan (OVK) Development Director KCAW Sitka	100 0.96%

SEARHC (SouthEast Alaska Regional Health Consortium): Vice Chair
Organized Village of Kasaan: Vice President, President
Southeast Alaska Indigenous Transboundary Commission: Chair
Kasaan Haida Heritage Foundation: Vice President

Kayaani Commission: Director

Sitka Tribe of Alaska: Tribal Council member

Friends of Sheldon Jackson Museum: Director

Brave Heart Volunteers: Vice Chair

Melanie Young, 53	Nominee Director	III	1997	2022	JBC Product Management: Administration Fast Signs: Administration Pharmacy Technician Student	95 0.91%	None
Scott Burns, 76	Chief Financial Officer / Chief Compliance Officer				Chief Financial Officer/Chief Compliance Officer for Kavilco	0 0.00%	None

Director’s Experience
Jeane Breinig, PhD

Jeane Breinig, PhD has been a director during the following events: biggest bond market crash in 1994, the recession of 1999, 2000 stock market crash, 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0% the past stagnant economy, and the slowdown in the economy due to the worldwide Covid-19 pandemic.

Kenneth Gordon

Kenneth Gordon has been a director during the following events: biggest bond market crash in 1994, the recession of 1999, 2000 stock market crash, 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0%, the past stagnant economy, and the slowdown in the economy due to the worldwide Covid-19 pandemic.

Eleanor Hadden, MA Nominee

Eleanor Hadden has been a director since 2014 during the past stagnant economy, and the current recession. and the current slowdown in the economy due to the worldwide Covid-19 pandemic. Eleanor has contributed to a new balance on the Board of Directors.

Ramona Hamar

Ramona Hamar has been a director during the following major economic events: Timber sale to ITT Rayonier for $25 million, recessions of 1980 and 1982, sale of Net Operating Loss to Drexel, Burnham and Lambert, Group Inc., 1987 stock market crash, Internal Revenue Service audit on the Net Operating Loss, oversight on the process to become a Registered Investment Company, biggest bond market crash in 1994, the recession of 1999, 2000 stock market crash, 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0%, the past stagnant economy, and the slowdown in the economy due to the worldwide Covid-19 pandemic.

Laird A. Jones, MBA Nominee

Laird A. Jones, MBA has been a director during the following events: biggest bond market crash in 1994, the recession of 1999, 2000 stock market crash, 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0%, the past stagnant economy, and the slowdown in the economy due to the worldwide Covid-19 pandemic.

.

Louis Jones, Sr.,

Louis Jones, Sr. has been a director during the following major economic events: Timber sale to ITT Rayonier for $25 million, recessions of 1980 and 1982, sale of Net Operating Loss to Drexel, Burnham and Lambert, Group Inc., 1987 stock market crash, Internal Revenue Service audit on the Net Operating Loss, oversight on the process to become a Registered Investment Company, biggest bond market crash in 1994, the recession of 1999, 2000 stock market crash, 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0%, the past stagnant economy and the slowdown in the economy due to the worldwide Covid-19 pandemic.

Marie Miller

Marie Miller has been a director during the following events: 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0%, the past stagnant economy, and the slowdown in the economy due to the worldwide Covid-19 pandemic. Marie was elected Vice President of Kavilco by her peers and is the first woman to hold this post.

Frederick O. Olsen, Jr.

Frederick O. Olsen, Jr. has been a director since 2012 when he ran successfully as an independent nominee. Fred has been director during the past stagnant economy and the slowdown in the economy due to the worldwide Covid-19 pandemic. Fred has been involved with issues regarding stewardship of Kavilco’s land and Kavilco’s participation in the Prince of Wales Island Tribal Conservation District (TCD.) The TCD is a partnership of the island’s four federally recognized tribes and ANCSA Corporations with the goal of pursuing indigenous management of our Native-owned land. Fred lived in Kasaan and worked for the Kasaan tribe (the Organized Village of Kasaan) and as the main tour guide to the totem park owned by Kavilco as well as two years as tribal tourism director.

Melanie Young Nominee

Melanie Young has been a director during the following events: 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0%, the past stagnant economy and the slowdown in the economy due to the worldwide Covid-19 pandemic.

Family Relationships
Board Member	Relationship
Louis Jones, Sr., President	Brother to Ramona Hamar. First Cousin to Laird A. Jones, Eleanor Hadden, Jeane Breinig, and Frederick O. Olsen, Jr.
Marie K. Miller, Vice President	Sister to Melanie Young
Laird A. Jones, Secretary	Brother to Eleanor Hadden. First Cousin to Jeane Breinig, Ramona Hamar and Louis Jones, Sr.
Jeane Breinig, Director	First Cousin to Laird A. Jones, Ramona Hamar, Eleanor Hadden, and Louis Jones, Sr.
Kenneth Gordon, Director	No relationship to any Board member
Eleanor Hadden, Director	Sister to Laird A. Jones. First cousin to Louis Jones, Sr., Jeane Breinig and Ramona Hamar
Ramona Hamar, Director	Sister to Louis Jones, Sr. First Cousin to Laird A. Jones, Jeane Breinig, Eleanor Hadden, and Frederick O. Olsen, Jr.
Frederick O. Olsen, Jr., Director	First Cousin to Ramona Hamar, and Louis Jones, Sr.
Melanie Young, Director	Sister to Marie Miller

Although the Company’s shares are not listed on the NASDAQ Stock Market, the Board uses the NASDAQ standard for determining the independence of board members. Under Rule 5605 of the NASDAQ Marketplace Rules, all the Company’s directors are independent.

Board Leadership Structure

All of the Company’s nine directors are “independent persons” as defined by the Investment Company Act of 1940. However, regardless of classification (“independent” or “interested” directors) all directors have an equal say as to management of the Company. The Company is internally managed and has no outside investment advisor. The Board does not have an independent person as the Lead Director. The Board of Directors have determined that the leadership structure is appropriate as the Company does not have any committees and all decisions are made by the full Board of Directors, including employment contracts, leases, and investment policies. The Chairman of the Board is also the President and is responsible for all land issues in the State of Alaska and the special circumstances of an Alaska Native Village Corporation. The President is in contact with the Chief Financial Officer at least twice a week to be updated on all business and portfolio issues.

Board’s Oversight of Risk Management

The Board’s role in risk management of the Company is that of oversight. The staff of the Company is responsible for the day-to-day management of the Company including risk management. As part of its oversight, the Board, acting at its scheduled bi-monthly meetings, receives externally generated analytical and written reports on the state of the economy and compliance with applicable S.E.C. regulations. Also, an in-depth review is conducted on the approved portfolio strategies and investment performance. The Board’s role in risk oversight does not affect its leadership structure.

Audit, Nominating and Compensation Committees

The Company does not have an audit, nominating or compensation committee. However, the Board of Directors reviews annually the auditor’s independence letter, management letter, statement of auditing standards letter and internal control memo. The Board of Directors selects nominees from incumbent Directors of the Company and does not have a formal policy regarding the consideration of diversity in identifying Board candidates.

The Board of Directors has not established a compensation committee. Given that there are only two executive officers and that the Company does not have equity compensation plans, the Board believes that it can evaluate the performance of the executive officers and review compensation levels. The Board does review employees’ compensation every three years and occasionally reviews per diem and fees, the last review and subsequent employee increase took place in January 2019.

The Board of Directors held six regular bimonthly meetings for the year ended December 31, 2021. Each director attended all six meetings.

The Board of Directors does not have a policy regarding attendance at the Annual Meeting. All directors attended the 2021 annual meeting of shareholders.

Compensation of Directors

Each officer and director receive $1,100 in fees and $500 in per diem for each meeting they attend. In 2021, each director attended all six Board meetings and received $6,600 in compensation. Each director also received $375 in fees and $125 in per diem, and hotel and travel expenses for an additional day at the July meeting in Kasaan, AK, and an additional day at the November meeting in Ketchikan, AK. The Company pays for up to four (4) days of travel and hotel expenses to attend meetings. The Company also pays medical insurance premiums or reimbursement of out-of-pocket medical expenses for directors.

Summary Compensation Table

All compensation paid by the Company for the year ended December 31, 2021, to each of the directors and executive officers is as shown in the following table. Aggregate compensation for Board members included a yearly fee of $6,600 plus any additional fees as outlined in the “Compensation of Directors” section and any medical and/or dental compensation if received. The President receives salary plus out of pocket medical expenses; the CFO receives salary, plus medical and dental.

Summary Compensation Table for Directors and Officers
Board Member	Year	Aggregate Compensation from the Fund
Jeane Breinig, Director	2021	8,552
Kenneth Gordon, Director	2021	9,899
Eleanor Hadden, Director	2021	9,452
Ramona Hamar, Director	2021	7,681
Marie K. Miller, Vice President	2021	18,681
Frederick O. Olsen, Jr., Director	2021	6,875
Melanie Young, Director	2021	10,066
Laird A. Jones, Secretary	2021	8,553
Louie Jones, Sr., President	2021	75,875
Scott Burns, CFO	2021	214,636

(1)	The Company has a retirement plan for its employees; it is a defined contribution plan with the annual contribution being equal to 20% of the participant’s salary. All contributions are pooled in a brokerage trust account held at Charles Schwab.

Mr. Louis L. Jones, Sr. and Mr. Burns have employment agreements with the Company that may be terminated by the Company for cause, which includes conviction of a felony, physical or mental disability which makes it impossible to carry out his duties or responsibilities, or any illegal, immoral or dishonest act or omission by the employee, which omission results in material damage to the Company; or willful failure of the employee to discharge the duties required under the agreement. In the event of termination, Mr. Louis L. Jones, Sr., or Mr. Burns shall be entitled to accrued salary, accrued vacation and/or sick leave and a pro rata portion of the Company's contribution to the employee's defined contribution account.

Code of Ethics

The Company has adopted a written Code of Ethics that applies to all the Company’s directors, officers, and employees, including its principal executive officer and principal financial officer. The Code of Ethics sets expectations for the exercise of sound judgment and sets high ethical standards in all Company and customer matters. It is designed to promote honest and ethical conduct including in the filing of required financial information and related disclosures, as well as in compliance with laws and regulations. The Code of Ethics mandates accountability for adherence to the Code of Ethics, while a variety of procedures are available to facilitate prompt internal reporting of violations to appropriate persons. The Board is mindful that the success of the Company depends on the ongoing competence, honesty, and integrity of its human resources to build relationships of trust with customers and shareholders and believes the Code of Ethics reasonably deters wrongdoing by directors, officers, and employees. The Code of Ethics includes sections on matters such as conflicts of interest, confidentiality, trading practices, and personal conduct. The Code of Ethics is posted on the Company’s website at www.kavilco.com. In addition, any waivers of the Code of Ethics for the Board or executive officers of the Company will be disclosed in a report on Form 8-K.

Compliance with Section 16(A) of the Exchange Act

Based solely upon the Company’s review of the copies of the filings that it received with respect to the last fiscal year, and written representations from certain reporting persons that no other reports were required, during the last fiscal year, all its officers, directors, and shareholders with 10% or more in holdings complied with all applicable Section 16(a) filing requirements.

Report of the Board of Directors

In fulfilling its oversight responsibility of reviewing the services performed by the Company’s auditor, the Board of Directors will carefully review the policies and procedures for the engagement of the independent auditor. If there are accounting issues, the Board will discuss with SS Accounting & Auditing, Inc., the Company’s independent auditor, the overall scope and plans for the audit and the results of its audit, including the matters required for discussion by Statement of Auditing Standards No. 61. The Board will review the written disclosures regarding the independence of SS Accounting & Auditing, Inc., contained in its letter to the Board of Directors as required by applicable requirements of the Public Company Accounting Oversight Board. The Board determines the compensation of the independent auditor and follows the established policy for pre-approval of all services, audit and non-audit related, provided by the independent auditor. The Board will make the determination as to whether the provision of non-audit related services described in “Audit and Non-Audit Fees” is compatible with maintenance of the independence of the independent auditor.

This report is submitted by the Company’s Board of Directors consisting of Louis L. Jones, Sr., Marie K. Miller, Laird A. Jones, Jeane Breinig, Kenneth Gordon, Eleanor Hadden, Ramona Hamar, Frederick O. Olsen, Jr., and Melanie Young.

Proposal 2 Ratification of Independent Certified Public Accountants

The approval of selection of SS Accounting & Auditing Inc. as independent certified public accountants of the Company is voted on by the Board of Directors at their Board Meeting prior to the Annual Election. Shareholders are asked to approve or ratify this selection. Unless the proxy holders are instructed otherwise, proxies will vote for the selection of SS Accounting & Auditing, Inc. as independent certified public accountants. If this selection is not approved, the Board of Directors intends to take the matter under advisement.

Audit and Non-Audit Fees

BDO served as the Company’s independent auditors for the fiscal year ended December 31, 2021. The Board of Directors pre-approved all the audit related services, tax services and other services provided by them in 2021.

The following table sets forth the aggregate fees for services by the independent auditors for the years ended December 31, 2021, and 2020:

	2021	2020
Audit fees	$ 43,382	$ 21,800
Tax fees	5,650	5,210
Total Fees	49,032	27,010

Audit Fees: The audit fees are related to the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2021, and 2020.

Tax Fees: The tax fees included services related to preparation of the Company’s tax returns in 2021 and 2020.

Pre-Approval Policies and Procedures

The Board of Directors is responsible for assuring the independence of the independent auditor, including considering whether provision of non-audit related services is compatible with maintaining the independence of the independent auditor. Any non-audit services provided by the auditor must be pre-approved by the Board of Directors.

By Order of the Board of Directors

Louis L. Jones, Sr., President

Seattle, Washington

October 14, 2022

BALLOT

Solicitation by the board of directors for the 2022 annual meeting of shareholders being held on November 12, 2022.

The undersigned shareholder hereby grants voting authority to the management appointed proxy holders Louis L. Jones, Sr., Kenneth Gordon, and Frederick O. Olsen, Jr., all with full power of substitution, to any such matter where discretionary voting is requested or where no choice is indicated for the proposal, and in any other matters that may lawfully come before the meeting. Management knows of no other matters to be considered. For further information on the proposals below please consult the enclosed proxy statement.

Proposal 1. Election of Directors

THE BOARD RECOMMENDS that you CHECK BOX (A) to VOTE DISCRETIONARY and your shares will be voted by the three appointed proxy holders at their discretion. Do not allocate your votes below if you are checking box (A) to vote discretionary.

If you choose to check box (B) you need to specify the number of votes you wish to give each nominee next to that nominee’s name. See your total # of votes to cast below.

(A)	[ ] TO VOTE DISCRETIONARY for the election of three nominees as set forth in the Board of Directors Proxy Statement for the three-year terms for Laird A. Jones, Melanie Young, and Eleanor Hadden.

(B)	[ ] TO VOTE DIRECTED in the manner set forth below for the election of the Nominees below for the Board of Directors of the Corporation for three-year terms ending in 2024.

Name:
# of Shares:	X 3 votes per share
Total # of votes to cast:

FOR ABSTAIN

(# of votes) (quorum only)

Laird A. Jones __________________________

Melanie Young __________________________

Eleanor Hadden __________________________

Proposal 2. Ratification of SS Accounting & Auditing, Inc. as independent public accountants.

THE BOARD RECOMMENDS that you vote FOR proposal 2.

[ ] FOR [ ] AGAINST [ ] ABSTAIN (quorum only)

The Board of Directors solicits this proxy and it will be voted as specified.

Shareholder: Sign your name as it appears in the box above. This proxy must be dated and signed in order for your vote to be counted.

Date: , 2022 Signature:________________________________________

as custodian for:______________________________________________________________________

(Print minor’s name if applicable)

When signing as custodian for a minor, or as executor, administrator, attorney, trustee or guardian, please write your full title as such. If your name appears as “John A. Smith, Sr., as custodian for John A. Smith, Jr.,” sign “John A. Smith, Sr. as custodian for John A. Smith, Jr.”

A Stamped, Return Envelope Has Been Provided - Remember to DATE and SIGN above

PRIZES

Early Bird Special Drawing

Mail in Your Ballot Right Away to be Entered

Mail must be postmarked on or before October 28, 2022 to be eligible.

▪  4 Voting Shareholders Will Win $1,000 ea.

▪  6 Voting Shareholders Will Win $500 ea.

All Returned Ballots Drawing

Mail in Your Ballot - All returned ballots entered.

▪  5 Voting Shareholders Will Win $300 ea.

▪  5 Voting Shareholders Will Win $200 ea.

With Only 166 Voting Shareholders,

You Have an Excellent Chance to Win!

MAIL IN YOUR BALLOT TODAY

Early Bird Drawing Deadline October 28, 2022

Winners will be announced at the Annual Meeting and in the Kavilco Newsletter